Exhibit 99.1

Liquidity Services, Inc. Announces the Retirement of

Co-Founder Jaime Mateus-Tique

Mateus-Tique to continue serving as active member of LSI’s Board of Directors

WASHINGTON — August 4, 2009 — Liquidity Services, Inc. (LSI) today announced that Jaime Mateus-Tique, the company’s President, COO and Co-Founder, will retire from day-to-day management of the business, as of September 30, 2009.

Mr. Mateus-Tique, 42, co-founded LSI and has served as Company President and COO since 2000. Effective with this change, LSI’s Chairman and CEO, Bill Angrick, will add the title of President.  Mr. Mateus-Tique will remain on the Company’s Board of Directors.

“Jaime has been critical in helping guide LSI from initial start-up to the leading online auction marketplace for surplus assets with an impressive roster of commercial and government clients,” said Bill Angrick, Chairman and CEO of LSI. “He has also played an integral role in helping the Company to expand and strengthen its senior management team over the past two years, including the additions of Eric Dean, EVP and CIO, and Cayce Roy, EVP and President of LSI’s commercial asset recovery division. Jaime’s leadership, creativity and passion for the business have made him a role model for all LSI employees.  We are pleased to have his continued involvement with LSI as an active member of our Board as we pursue our vision of scaling to a billion dollar enterprise.”

“Jaime has made many, many contributions to LSI’s growth and development since I joined the Company’s Board in 2001 when revenues were less than $1 million,” stated Patrick Gross, LSI’s longest serving independent Director.  “All the company’s directors look forward to Jaime’s strategic insights as a fellow Board member as we pursue the many growth opportunities that lie ahead for LSI.”

About Liquidity Services, Inc.

Liquidity Services, Inc. (NASDAQ:LQDT) and its subsidiaries enable corporations and government agencies to market and sell surplus assets and wholesale goods quickly and conveniently using online auction marketplaces and value-added services. The company is based in Washington, D.C. and has over 700 employees. Additional information can be found at: www.liquidityservicesinc.com.

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Contact:

Julie Davis

202-558-6234

julie.davis@liquidityservicesinc.com